Exhibit 99.1

BioLife Solutions Announces First Quarter 2018 Financial Results

61% Revenue Growth at $3.8 Million

Operating Profitability Achieved

Conference Call and Webcast Begin at 4:30 p.m. Eastern Time Today

BOTHELL, Washington — May 10, 2018 —BioLife Solutions, Inc. (NASDAQ: BLFS) (“BioLife”), the leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media, today reported financial results and operational highlights for the first quarter of 2018.

Revenue from biopreservation media product sales for the first quarter of 2018 reached a new record of $3.8 million, an increase of 61% from the first quarter of 2017 and an increase of 22% from the fourth quarter 2017. Product revenue growth was driven by sales of CryoStor® and HypoThermosol® clinical-grade biopreservation media to the high-growth regenerative medicine and drug discovery segments and to BioLife’s worldwide distributor network. In the first quarter of 2018, BioLife gained 36 new direct customers, including 19 in the regenerative medicine market segment.

Mike Rice, BioLife President & CEO, commented, “We are off to a very strong start in 2018, with record revenue in Q1, 36 new direct customers gained, and operating profitability for the first time in the Company’s history. BioLife is well positioned as a sole-source supplier of proprietary biopreservation media reagents to the biopharmaceutical industry, which are critical enabling components to therapies that are transforming the way leading disorders and causes of death are treated. We expect continued strong results throughout 2018, given increasing regenerative medicine investments and M&A activity and clinical development progress by our cell therapy customers that continues to drive strong demand for our products.”

Q1 2018 Market Segment & Channel Highlights

Regenerative Medicine (cell therapy, tissue engineering, stem cell transplant)

●	Product revenue: $2.1 million; 55% of total revenue, with 100% growth over Q1 2017.

●	Gained 19 new direct customers, including several T cell therapy startups.

Distributors

●	Product revenue: $1.0 million; 27% of total revenue with 37% growth over Q1 2017.

●	Key worldwide distributors: STEMCELL Technologies, MilliporeSigma, Thermo Fisher and VWR.

Drug Discovery (pharma, cell suppliers)

●	Product revenue: 10% of total revenue with 36% growth over Q1 2017.

●	Key customers: AbbVie, Cellular Dynamics, Lifenet Health, Thermo Fisher Scientific and Lonza.

●	Key cell types preserved with BioLife products; iPSC cardiomyocytes and hepatocytes.

Biobanking (cord blood banks, tissue banks, hair transplant surgeons)

●	Product revenue: 8% of total revenue with 6% growth over Q1 2017.

●	Key customers: Cbr, CellCare, Ticeba and ViaCord.

●	Key cell/tissue types preserved with BioLife products; umbilical cord blood and tissue stem cells, adult stem cells and hair follicles.

First Quarter 2018 Financial Results

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Gross margin for the first quarter of 2018 increased to 64% from 61% in the first quarter of 2017 due to higher average selling price per liter driven by increased sales of CryoStor to the regenerative medicine market segment.

●	Operating profit for the first quarter of 2018 was $140,000, compared with an operating loss of $464,000 for the first quarter of 2017.

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Net loss attributable to common stockholders for the first quarter of 2018 was $103,000, or $0.01 per share, compared to a net loss of attributable to common stockholders of $870,000, or $0.07 per share, for the first quarter of 2017.

●	EBITDA for the first quarter of 2018 was positive $73,000 compared with negative $604,000 for the first quarter of 2017.

●	Adjusted EBITDA for the first quarter of 2018 was positive $590,000 compared with negative $44,000 for the first quarter of 2017.

●	Cash provided by operations for the first quarter of 2018 was $392,000, compared with cash used by operations of $169,000 for the prior-year period.

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Operating expenses for the first quarter of 2018 were $2.3 million, compared with $1.9 million for the first quarter of 2017, reflecting higher performance-based compensation expense and increased expenditures related to enhancing our quality management system.

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Cash balance at March 31, 2018 was $7.0 million compared with $2.3 million at March 31, 2017. From March 31 through May 8, 2018, the Company received $4.4 million in cash proceeds from the exercise of outstanding warrants.

Roderick de Greef, BioLife Chief Financial Officer, remarked, “Our first quarter financial results continue a multi-quarter trend of across-the-board improvements, culminating with achieving operating profitability earlier than anticipated. The recent warrant exercises, combined with our expectation for ongoing positive cash flow from operations, materially enhance our cash position and strengthens our balance sheet.”

2018 Financial Guidance

Management is updating its financial guidance for 2018 as follows:

●	Affirming biopreservation media revenue is now expected to range between $14.5 million to $15.5 million, representing growth of 32% to 41% over 2017.

●	Increasing gross margin to 63% to 65%, up from prior guidance of 62% to 64% and up from 61% in 2017.

●	Affirming operating expenses to range between $9.0 to $9.5 million; compared with $7.8 million in 2017; and

●	Affirming full-year GAAP operating profit, with proportional increases in adjusted EBITDA and cash flow from operations.

Conference Call & Webcast

The Company will host a conference call and live webcast at 4:30 p.m. EST this afternoon. To access the live webcast, please go to www.biolifesolutions.com and click on the top banner, or directly at www.biolifesolutions.com/earnings/. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID: 9385014. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions is the leading developer, manufacturer and supplier of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media for cells and tissues. Our proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the regenerative medicine, biobanking and drug discovery markets. Our biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death; offering commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function.

For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

Cautions Regarding Forward Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning the company's anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, commercial manufacturing of our customers' products, and projected financial results, cash flow and liquidity, including the potential of achieving GAAP operating profit for the full-year of 2018. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Discussion of Non-GAAP Financial Measures

BioLife’s management believes that the non-GAAP measure of “EBITDA” and “Adjusted EBITDA” enhances an investor’s understanding of the Company’s financial and operating performance and its future prospects by being more reflective of core operating performance. BioLife’s management uses this financial metric for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be reviewed in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables in this press release.

EBITDA and Adjusted EBITDA Definitions:

“EBITDA” is a non-GAAP measure defined by BioLife Solutions, Inc., as net income/(loss) excluding interest expense/(income), income tax expense, depreciation expense, and amortization expense. “Adjusted EBITDA” is a non-GAAP measure defined by BioLife Solutions, Inc., as net income/(loss) excluding interest expense/(income), income tax expense, depreciation expense, amortization expense, stock-based compensation expense and the loss/(gain) on equity method investments.

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Media & Investor Relations
Roderick de Greef
Chief Financial Officer
(425) 686-6002
rdegreef@biolifesolutions.com

BIoLife Solutions, Inc.

Unaudited Condensed Statement of Operations

(In thousands, except per share amounts)

	Three Month Period Ended March 31,
	2018	2017
Product revenue	$3,815	$2,366
Cost of product sales	1,364	928
Gross profit	2,451	1,438
Gross margin	64%	61%

Operating expenses
Research and development	346	287
Sales and marketing	612	512
General and administrative	1,353	1,103
Total operating expenses	2,311	1,902
Operating income/(loss)	140	(464)

Other income/(expense)
Interest income/(expense), net	7	(83)
Amortization of debt discount	—	(94)
Loss from equity-method investment	(144)	(229)
Total other income/(loss)	(137)	(406)
Net income/(loss)	3	(870)
Less: preferred stock dividends	(106)	—
Net loss attributable to common stockholders	$(103)	$(870)

Basic and diluted net loss per common share attributable to common stockholders	$(0.01)	$(0.07)

Basic and diluted weighted average common shares used to calculate net loss per common share	14,099	12,965

Non-GAAP Reconciliation:

	Three Month Period Ended March 31,
	2018	2017
Net income/(loss)	$3	$(870)
Interest expense/(income), net	(7)	83
Depreciation expense	77	90
Amortization of debt discount	—	94
EBITDA	73	(603)

Share-based compensation (non-cash)	373	330
Loss from equity-method investment (non-cash)	144	229

Adjusted EBITDA	$590	$(44)

BIoLife Solutions, Inc. Unaudited Condensed Balance Sheet Information (In thousands)

	March 31, 2018	December 31, 2017
Cash and cash equivalents	$7,032	$6,663
Accounts receivable, net	1,044	1,021
Inventories	1,837	1,847
Total current assets	10,244	9,931
Total assets	12,293	12,143

Total current liabilities	1,312	1,513
Total liabilities	1,822	2,051
Total Shareholders' equity	10,471	10,092

BIoLife Solutions, Inc. Unaudited Condensed Statement of Cash Flows Information (In thousands)

	Three Months Ended
	March 31, 2018	March 31, 2017
Cash provided/(used) by operating activities	$392	$(169)
Cash provided/(used) by investing activities	(41)	(37)
Cash provided by financing activities	18	1,090
Net increase in cash and equivalents	$369	$884